UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 14, 2013

Endeavour International Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32212	88-0448389
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

811 Main Street, Suite 2100, Houston, Texas		77002
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(713) 307-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; CompensatoryArrangements of Certain Officers.

On February 14, 2013, the board of directors of Endeavour International Corporation (“Endeavour”) appointed Catherine L. Stubbs as senior vice president and chief financial officer. Ms. Stubbs, age 46, served as Endeavour’s vice president – finance since June 2007 and was promoted to senior vice president – finance in September 2010. Ms. Stubbs has over 20 years of experience in financial management in the energy industry and eight years with Endeavour. She has served in various roles of increasing responsibility in corporate development, accounting and financial controls, and treasury roles since the inception of Endeavour. She began her financial career with KPMG LLP and later worked at Ocean Energy, Inc. and its predecessor company, where she served in a number of financial management positions. She holds a master of business administration and a bachelor of business administration from the University of Texas Austin.

In connection with her appointment as chief financial officer, Ms. Stubbs received a grant of 40,000 shares of restricted common stock under Endeavour’s 2010 Stock Incentive Plan. The restricted stock will vest in thirds on each of the first three anniversary dates.

There are no related party transactions between Endeavour and Ms. Stubbs. There is no arrangement or understanding between Ms. Stubbs and any other person pursuant to which Ms. Stubbs was appointed as Chief Financial Officer. Ms. Stubbs does not have any family relationships with any director, executive officer, or person nominated or chosen to become a director or executive officer of Endeavour.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endeavour International Corporation

February 15, 2013	By:	/s/ Stanley W. Farmer

Name: Stanley W. Farmer
Title: Vice President and Chief Accounting Officer